EXHIBIT 99.1

Psychemedics Corporation Appoints Daniella Mehalik as VP - Finance

ACTON, Mass., Nov. 27, 2023 (GLOBE NEWSWIRE) -- Psychemedics Corporation (NASDAQ: PMD), a global leader in hair testing for substance abuse, proudly announces the appointment of Daniella Mehalik as its new Vice President - Finance.

In her new role, Ms. Mehalik will assume responsibility for directing and managing all financial activities at Psychemedics, including comprehensive oversight of external reporting and internal analysis. Reporting directly to CEO and President Brian Hullinger, she will play a pivotal role in steering the financial trajectory of the organization.

Bringing over a decade of extensive experience to her new position, Ms. Mehalik possesses a robust background in accounting, honed through tenures at esteemed public accounting firms. Her most recent position as Vice President and Controller at Neubase Therapeutics, Inc. (NASDAQ: NBSE) in Pittsburgh, PA, provides her with industry-specific insights crucial to Psychemedics’ operations.

Ms. Mehalik's academic credentials include both undergraduate and master’s degrees in accounting from Carlow University in Pittsburgh, further underscoring her dedication to the field.

Commenting on this appointment, Mr. Hullinger stated, "We are thrilled to welcome Daniella to our team, entrusting her with a critical role in the company. Her strong technical background within the biotech sector aligns seamlessly with Psychemedics' growth strategy, positioning the company for sustained advancement.”

About Psychemedics

Psychemedics Corporation is a leading global provider of innovative hair testing for drugs of abuse. With a commitment to accuracy and reliability, the company offers cutting-edge drug testing solutions. Psychemedics Corporation is dedicated to providing valuable insights and maintaining the highest standards in substance abuse testing. For more information about Psychemedics Corporation and its innovative hair testing solutions, please visit www.psychemedics.com.

Investor Relations:
Phone: 978-206-8220
Email: InvestorRelations@psychemedics.com